UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2011

SureWest Communications

(Exact name of registrant as specified in its charter)

California	000-29660	68-0365195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 Industrial Avenue, Roseville, California	95678
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 772-2000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2011, SureWest Communications (the “Company”) entered into a Second Amendment to Credit Agreement (the “Agreement”) amending an existing five year senior secured $264 million credit facility (the “Credit Agreement”) with CoBank, ACB, as Administrative Agent, Lead Arranger, Bookrunner, Issuing Lender, Swingline Lender and a Lender; the other Lenders as are party to the Credit Agreement; and the Voting Participants under the Credit Agreement. The Credit Agreement was previously reported and disclosed in the Company’s Form 8-K, filed with the Commission on March 3, 2011 and is incorporated herein by reference.

This Agreement amends certain terms of the Credit Agreement, including (i) commencing November 21, 2011, the applicable London Interbank Offered Rate Margin will be reduced to 2.75% from 3.25% and CoBank’s Base Rate Margin will be reduced to 1.75% from 2.25%, per annum and (ii) commencing on December 31, 2011, and on the last day of each quarter thereafter, the Company shall repay the aggregate outstanding principal balance in equal quarterly principal payments in the amount of $1.875 million, a reduction from $3.75 million per quarter, provided that the Company’s Leverage Ratio is less than or equal to 2.60:1.0 for the preceding two consecutive fiscal quarters.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1

Second Amendment to Credit Agreement dated as of November 21, 2011, among SureWest Communications, CoBank, ACB, as Administrative Agent, Lead Arranger, Bookrunner, Issuing Lender, Swingline Lender and a Lender; the other Lenders as are party to the Credit Agreement; and the Voting Participants under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

By:	/s/ Dan T. Bessey
Dan T. Bessey
Vice President and Chief Financial Officer

Date:  November 28, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1

Second Amendment to Credit Agreement dated as of November 21, 2011, among SureWest Communications, CoBank, ACB, as Administrative Agent, Lead Arranger, Bookrunner, Issuing Lender, Swingline Lender and a Lender; the other Lenders as are party to the Credit Agreement; and the Voting Participants under the Credit Agreement.